EXHIBIT 21.0

Subsidiaries

Registrant	Jurisdiction or
State of Incorporation

Chicopee Bancorp, Inc.	Massachusetts

Subsidiaries

Chicopee Savings Bank	Massachusetts

Chicopee Funding Corporation	Massachusetts

CSB Colts, Inc. (1)	Massachusetts

CSB Investment Corp. (1)	Massachusetts

Cabot Realty L.L.C. (2)	Massachusetts

Cabot Management Corporation (1)	Massachusetts
__________________

(1)	Wholly owned subsidiary of Chicopee Savings Bank.

(2)	Chicopee Savings Bank owns a 99% interest in Cabot Realty L.L.C. and Cabot Management Corp. owns a 1% interest.